Exhibit 10.27

Summary of Compensation Arrangements With Executive Officers of the Company

I.              Named Executive Officer Compensation.  On December 13, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Waddell & Reed Financial, Inc. (the “Company”) approved the annual base salaries (effective as of January 1, 2008) of the Company’s executive officers.  The following table sets forth the annual base salaries of the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly compensated officers (collectively, the “Named Executive Officers”) for 2008:

Named Executive Officer	Salary

Henry J. Herrmann Chief Executive Officer	$1,000,000
Daniel P. Connealy Senior Vice President andChief Financial Officer	$390,000
Michael L. Avery Senior Vice President and Chief Investment Officer	$550,000
Thomas W. Butch Senior Vice President and Chief Marketing Officer	$475,000
Daniel C. Schulte Senior Vice President and General Counsel	$365,000

                The Company has adopted a Supplemental Executive Retirement Plan, as amended and restated (the “SERP”) pursuant to which participants’ accounts are credited with (1) an amount equal to 4% of his or her base salary, less the amount of the maximum employer matching contribution allowable that can be made on the participant’s behalf under the Company 401(k) and Thrift Plan, and (2) a non-formula award, as determined by the Committee in its discretion.   For 2007, the Committee designated Mr. Herrmann as a participant of the SERP and did not award him a non-formula award in 2007.  None of the other Named Executive Officers were eligible to participate in the SERP for 2007.

II.            2007 Executive Incentive Awards.    Pursuant to the Company 2003 Executive Incentive Plan, as amended and restated (the “EIP”), eligible participants may receive (1) an annual incentive award of cash, and (2) an annual incentive award of restricted stock, both based upon the annual financial performance of the Company.

A.            Cash Awards.  On December 13, 2007, the Committee authorized the payment of annual cash incentive (i.e., bonus) awards based on the Company’s financial performance for the year ended December 31, 2007 to executive officers participating in the EIP, which included Messrs. Herrmann, Connealy, Avery, Butch and Schulte.  With respect to Mr. Herrmann, the Committee authorized the payment of his annual cash incentive award based on the Company’s financial performance for the year ended December 31, 2007 in the amount of $2,400,000 on December 13, 2007 and $100,000 on February 20, 2008. These annual incentive awards were determined based on performance goals established in February 2007.  As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the cash awards payable to Messrs. Herrmann, Connealy, Avery, Butch and Schulte, but in accordance with the EIP, the reductions did not increase the award amounts for any other participant.   The following table sets forth the annual cash incentive awards to the Named Executive Officers for 2007:

Named Executive Officer	Cash Award

Henry J. Herrmann Chief Executive Officer	$2,500,000
Daniel P. Connealy Senior Vice President andChief Financial Officer	$440,000
Michael L. Avery Senior Vice President and Chief Investment Officer	$1,000,000
Thomas W. Butch Senior Vice President and Chief Marketing Officer	$575,000
Daniel C. Schulte Senior Vice President and General Counsel	$440,000

Pursuant to the Company 1998 Executive Stock Award Plan, as amended and restated, eligible executives may annually convert all or a portion of their annual cash incentive award into restricted stock of the Company.  Additionally, the Compensation Committee may, in its sole discretion, direct that all or a portion of the cash incentive award payments payable under the EIP be paid in restricted stock.  For 2007, none of the Named Executive Officer converted any portion of their annual cash incentive award into restricted stock of the Company, nor did the Committee direct that any portion of their cash incentive award be paid in restricted stock.

B.            Restricted Stock Awards.  On December 13, 2007, the Committee authorized the payment of the annual incentive awards of restricted stock based on the Company’s financial performance for the year ended December 31, 2007 to executive officers participating in the EIP, which included Messrs. Herrmann, Connealy, Avery, Butch and Schulte.  These annual incentive awards were determined based on performance goals established in February 2007.  As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the restricted stock awards payable to Messrs. Herrmann, Connealy, Avery, Butch and Schulte, but in accordance with the EIP, the reductions did not increase the restricted stock award amounts for any other participant.  The following table sets forth the annual restricted stock awards to the Named Executive Officers for 2007:

Named Executive Officer	Restricted Stock Award

Henry J. Herrmann Chief Executive Officer	50,000 shares
Daniel P. Connealy Senior Vice President andChief Financial Officer	30,000 shares
Michael L. Avery Senior Vice President and Chief Investment Officer	60,000 shares
Thomas W. Butch Senior Vice President and Chief Marketing Officer	50,000 shares
Daniel C. Schulte Senior Vice President and General Counsel	25,000 shares

These shares were granted on December 31, 2007 pursuant to the Company 1998 Stock Incentive Plan, as amended and restated, in accordance with the form of restricted stock agreement filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.